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               UNITED STATES                               OMB APPROVAL
      SECURITIES AND EXCHANGE COMMISSION           -----------------------------
           Washington, D.C. 20549                  OMB Number:        3235-0058
                                                   Expires:    January 31, 2005
                                                   Estimated average burden
                 FORM 12b-25                       hours per response ..... 2.50
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        NOTIFICATION OF LATE FILING                       SEC FILE NUMBER

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                                                            CUSIP NUMBER

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(Check One):| |Form 10-K  | |Form 20-F | |Form 11-K  |X|Form 10-Q  | |Form N-SAR


     For Period Ended:                  March 31, 2002
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     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

        EVTC, Inc.
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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)


        14910 Welcome Lane, Houston, TX 77014
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. SEE ATTACHMENT A

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Guy L. Harrell                  877                   426-3509
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              (Name)                  (Area Code)          (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or
     15(d) of the Securities Exchange |X| Act of 1934 or Section
     30 of the Investment Company Act of 1940 during the
     preceding 12 months or for such shorter period that the
     registrant was required to file such report(s) been filed?        YES   NO
     If answer is no, identify report(s).                              [X]   [ ]

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal
     year will be reflected by the earnings statements to be           YES   NO
     included in the subject report or portion thereof?                [X]   [ ]

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

                                SEE ATTACHMENT B

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                                   EVTC, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   May 14, 2002                By /s/ Guy L. Harrell
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                                      Guy L. Harrell, Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
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                                  ATTACHMENT A

PART III - NARRATIVE


Registrant's Quarterly Report on Form 10-QSB for the three (3) months ended March 31, 2002 could not be filed within the prescribed time period because the Registrant had not finalized all of its accounting matters due, in part, to the replacement of its public accountants following resignation of its prior public accountants during the 2002 fiscal year.


                                  ATTACHMENT B

PART IV - OTHER INFORMATION

(3) The earnings statements to be included in the Registrant's Quarterly Report on Form 10-QSB for the three (3) months ended March 31, 2002 as compared to the Registrant's Quarterly Report on Form 10-QSB for the three (3) months ended March 31, 2001 will reflect significant changes in the results of operations due to the Registrant's termination and/or sale of assets and related business operations during the interim fiscal period. Because of the resignation and replacement of the Registrant's public accountants during such period, the extent of the changes in the results of operations cannot be quantified with any reasonable certainty at this time.